UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A INFORMATION STATEMENT
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
FARMERS & MERCHANTS BANCORP, INC.

(Name of Registrant as Specified In Its Charter)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

March 15, 2010
Dear Fellow Shareholders:
I am pleased to invite you to attend the Annual Meeting of Shareholders of Farmers & Merchants Bancorp, Inc. The meeting will be held at Founders Hall, located at Sauder Village, State Route 2, Archbold, Ohio 43502 on Thursday, April 15, 2010 at 7:00 P.M., (local time). The sit down dinner will start at 6:00 P.M. Please indicate your attendance for the shareholder dinner by marking the appropriate box on the proxy form.
The only item to be considered at this year’s Annual Meeting is the election of directors. The meeting will also provide an opportunity to review with you the results of Farmers & Merchants Bancorp, Inc. and its subsidiaries during 2009.
Your vote is important no matter how many shares you own. I encourage you to read the proxy statement carefully and then to vote your shares. If you choose not to attend the Annual Meeting of Shareholders, you may vote by mail by signing, dating and returning the proxy card in the accompanying envelope. If you hold shares of Farmers & Merchants Bancorp, Inc. common stock directly in your name, you may also vote over the internet or by telephone. Internet and telephone voting instructions are printed on the proxy card sent to you.
If you do attend the meeting and desire to vote in person, you may do so even though you have previously submitted your proxy. In that case, your vote at the meeting would supersede your proxy.
We look forward to seeing you at the meeting.
Sincerely,
Farmers & Merchants Bancorp, Inc.
/s/ Paul S. Siebenmorgen
Paul S. Siebenmorgen, President and CEO

FARMERS & MERCHANTS BANCORP, INC.
307 North Defiance St.
Archbold, Ohio 43502-0216
(419) 446-2501
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
April 15, 2010
To Our Shareholders:
Notice Is Hereby Given that the Annual Meeting of Shareholders of Farmers & Merchants Bancorp, Inc., an Ohio corporation (the “Corporation”), will be held at Founders Hall, located at Sauder Village, State Route 2, Archbold, Ohio 43502 on Thursday, April 15, 2010 at 7:00 P.M. (local time), for the following purposes:
1.	Election of Directors - To elect the following thirteen (13) nominees to the Board of Directors to serve until the Annual Meeting of Shareholders in 2011:

Dexter L. Benecke	Steven J. Planson	Paul S. Siebenmorgen
Steven A. Everhart	Anthony J. Rupp	Merle J. Short
Robert G. Frey	David P. Rupp, Jr.	Steven J. Wyse
Jack C. Johnson	James C. Saneholtz
Marcia S. Latta	Kevin J. Sauder
2.	Other Business - To transact any other business which may properly come before the meeting or any adjournment of it.
The Board of Directors has fixed the close of business on March 1, 2010 as the record date for determination of shareholders who are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors
/s/ Lydia A. Huber
Lydia A. Huber, Secretary

Archbold, Ohio
March 15, 2010
If the enclosed proxy statement and annual report are being delivered to two or more security holders who share the same address, and the security holders sharing the same address each desires to receive a proxy statement and annual report, or if there are more than one copy of the proxy statement and annual report being delivered to security holders who share the same address, and it is preferred to receive a single copy of such proxy statement and annual report, please notify Ms. Lydia A. Huber, Secretary of Farmers & Merchants Bancorp, Inc. This request should be in writing addressed to Ms. Huber at Farmers & Merchants Bancorp, Inc., 307 North Defiance St., Archbold, Ohio 43502-0216. If you have questions, please contact Ms. Huber by telephone at 419-446-2501.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
The proxy statement and annual report to security holders are available at:
http://www.fm-bank.com/proxy(5755)fm2009/fm_info.cfm
The following items are available at the specified web site:
▪	The proxy statement being issued in connection with the 2010 Annual Meeting of Shareholders;

▪	The Company’s 2009 Annual Report to Shareholders;

▪	The form of proxy for use in connection with the 2010 Annual Meeting of Shareholders; and

▪	The Company’s 2009 10-K Report.

Your vote is important. Even if you plan to attend the meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope or follow the voting instructions for internet or telephone voting enclosed if you are a shareholder of record.
Recently, NYSE and SEC rule changes were enacted changing how shares held in brokerage accounts are voted in director elections. If YOU do not vote your shares on proposal one (Election of Directors), your brokerage firm can no longer vote them for you; your shares will remain unvoted. Previously, if your broker did not receive instructions from you, they were permitted to vote your shares for you in director elections. However, starting January 1, 2010, under changes to NYSE Rule 452, brokers will no longer be allowed to vote uninstructed shares.
Therefore, it is very important that you vote your shares for all proposals including the election of directors.
A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible shareholders the opportunity to vote via the internet or by telephone. Voting forms will provide instructions for shareholders whose bank or brokerage firm is participating in ADP’s program.
You have the right to revoke your proxy and vote in person at the meeting if you so choose. Please contact Ms. Lydia A. Huber, Secretary of the Corporation at (419) 446-2501, if you would like information on how to obtain directions to be able to attend the meeting and vote in person or if you have any additional questions.
The Proxy Statement, proxy card and Farmers & Merchants Bancorp, Inc. 2009 Annual Report will be mailed to shareholders commencing on or about March 15, 2010.

FARMERS & MERCHANTS BANCORP, INC.
Proxy Statement
for
Annual Meeting of Shareholders
April 15, 2010
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Farmers & Merchants Bancorp, Inc., an Ohio corporation (“Corporation”), to be used at the Annual Meeting of Shareholders of the Corporation, to be held at Founders Hall, located at Sauder Village, State Route 2, Archbold, Ohio 43502 on Thursday, April 15, 2010 at 7:00 P.M., (local time), and at any adjournments thereof, pursuant to the accompanying Notice of Meeting.
General Information about the Meeting and Voting Securities and Procedures
Who may vote at the meeting?
The Board of Directors has fixed the close of business on March 1, 2010 as the record date for the determination of shareholders who are entitled to notice of and to vote at the meeting. Subject to your right to vote cumulatively in the election of directors, if properly implemented, you are entitled to one vote for each share of common stock you held on the record date, including shares:
▪	held directly in your name; and

▪	held for you in an account with a broker, bank or other nominee (shares held in “street name”).
How many shares must be present to hold the meeting?
A majority of Farmers & Merchants Bancorp, Inc. outstanding shares of common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. On the record date there were 4,734,674 shares of the Corporation’s common stock, without par value (“Common Stock”) outstanding, with an additional 27,775 shares subject to restricted stock grants, the holders of which shares are entitled to vote such shares. Each of the holders of the outstanding shares and restricted stock grants totaling 4,762,449 shares are entitled to one vote per share, subject to the right to vote cumulatively in the election of directors, if properly implemented. Your shares are counted as present at the meeting if you:
▪	are present and vote in person at the meeting; or

▪	have properly submitted a proxy card or have voted electronically or by telephone prior to the meeting.
Abstentions are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the meeting.
What proposals will be voted on at the meeting?
The only proposal scheduled to be voted on at the meeting is the election of directors of the Corporation.

Who is requesting my vote?
The solicitation of proxies on the enclosed form is made on behalf of the Board of Directors of the Corporation and will be conducted primarily through the mail. Please mail your completed proxy in the envelope included with these proxy materials. In addition to the use of the mail, members of the Board of Directors and certain officers and employees of the Corporation or its subsidiaries may solicit the return of proxies by telephone, facsimile, and other electronic media or through personal contact. The directors, officers and employees that participate in such solicitation will not receive additional compensation for such efforts, but will be reimbursed for out-of-pocket expenses. The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Meeting and the enclosed proxy will be borne by the Corporation.
How many votes are required to approve each proposal?
Directors will be elected by a plurality of the votes cast at the Annual Meeting. This means that the 13 nominees who receive the largest number of “FOR” votes cast will be elected as directors. Many of the Corporation’s shareholders hold their shares in “street name” —in the name of a brokerage firm. If you hold your shares in “street name,” please note that your brokerage firm can no longer vote them for you; your shares will remain unvoted under changes to NYSE Rule 452. The Board of Directors urges you to read the statement carefully and then vote your shares for the annual meeting.
How are votes counted?
A shareholder may:
▪	Vote for all of the nominees for director

▪	Withhold votes on all of the nominees for director

▪	Withhold votes for one or more nominees

▪	Abstain from voting
The laws of Ohio, under which the Corporation is incorporated, and the Corporation’s Articles of Incorporation provide if notice in writing is given by any shareholder to the President, Vice President or the Secretary of the Corporation not less than 48 hours before the time fixed for holding a meeting of shareholders for the purpose of electing directors, that he desires that the voting at that election shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of the meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as he possesses in voting for directors. Cumulative voting rights allow shareholders to vote the number of shares owned by them times the number of directors to be elected and to cast such votes for one nominee or to allocate such votes among nominees as they deem appropriate. Shareholders will not be entitled to exercise cumulative voting unless at least one shareholder properly notifies the Corporation of their desire to implement cumulative voting at the Annual Meeting. The Corporation is soliciting the discretionary authority to cumulate votes represented by proxy, if such cumulative voting rights are exercised.

How does the Board recommend that I vote?
The Board of Directors recommends that you vote “FOR” all of the director nominees listed in proposal 1. In the absence of instruction, the proxy will be voted “FOR” the election of the management director nominees listed in this Proxy Statement and in the discretion of the proxy committee for any other business that properly comes before the meeting.
How do I vote my shares without attending the meeting?
Whether you hold shares directly or in “street name”, you may direct your vote without attending the Annual Meeting. If you are a shareholder of record, you may vote by granting a proxy as follows:
▪	By Mail — You may vote by mail by signing and dating your proxy card and mailing it in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example as guardian, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

▪	By Phone — You may vote by phone by calling 1-866-598-8811 and following the instructions given.

▪	By Internet — You may vote by internet by going to the following web site, following the instructions given and entering the requested information on your computer screen: https://www.proxyvotenow.com/fmao.
Your vote by phone or internet is valid as authorized by the Ohio General Corporation Law.
For shares held in “street name”, you should follow the voting instructions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, in some cases, submit voting instructions by telephone or the internet. If you provide specific voting instructions by mail, telephone, or internet, your broker or nominee will vote your shares as you have directed. Effective January 1, 2010, under changes to NYSE Rule 452, brokers will no longer be allowed to vote uninstructed shares.
How do I vote my shares in person at the meeting?
Even if you plan to attend the meeting, we encourage you to vote by mail, phone or internet so your vote will be counted if you later decide not to attend the meeting.
If you choose to vote at the Annual Meeting:
▪	If you are a shareholder of record, to vote your shares at the meeting you should bring the enclosed proxy card and proof of identity.

▪	If you hold your shares in “street name”, you must obtain a proxy in your name from your bank, broker or other holder of record in order to vote at the meeting.
Bring the proxy (for record holders) or proof of beneficial ownership (for “street name” holders) such as a recent brokerage statement or a letter from your bank or broker, and proof of identity to the meeting.

What does it mean if I receive more than one proxy?
It likely means you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy.
May I change my vote?
Yes. The proxy may be revoked at any time before it is voted by written notice to the Corporation prior to the start of the meeting, and any shareholder attending the meeting may vote in person whether or not he has previously submitted a proxy.
When will the proxy and annual report be mailed to shareholders?
This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and Proxy are being mailed to the Corporation’s shareholders on or about March 15, 2010.
How may I view the proxy and annual report electronically?
You may access the reports by going to our website if you are a shareholder of record date, March 1, 2010 at the following address:
http://www.fm-bank.com/proxy(5755)fm2009/fm_info.cfm
How Many Shares are Owned by Directors and Executive Officers?
All directors and executive officers of the Corporation as a group (comprised of 17 individuals), beneficially held 263,594 shares of the Corporation’s common stock as of January 13, 2010, representing 5.53% of the outstanding common stock of the Corporation. A slight change to the number of shares held by executive officers and directors will have occurred since the above date due to Dividend Reinvest Plan (DRIP) purchases occurring in the course of the January 2010 dividend activity.
[Remainder of this page intentionally left blank.]

Proposal 1
Election of Directors and Information Concerning Directors and Officers
The Code of Regulations of Farmers & Merchants Bancorp, Inc. provides that the number of directors to be elected at the Shareholder Meeting will be determined by the vote of the shareholders, but shall not be less than nine or greater than twenty. Currently, the number of directors is set at thirteen. Set forth below, as of the record date, is information concerning the nominees for the election to the Board of Directors. The following persons have been nominated as directors by the Board of Directors upon the recommendation of the Corporation’s Nominating and Corporate Governance Committee to serve until the annual meeting of shareholders in 2011:

			Year First
		Principal Occupation or	Became
Name	Age	Employment for Past Five Years	Director
Dexter L. Benecke	67	President, Freedom Ridge, Inc.	1999

Steven A. Everhart	55	Secretary/Treasurer, MBC Holdings, Inc.	2003

Robert G. Frey	69	President, E.H. Frey & Sons, Inc.	1987

Jack C. Johnson	57	President, Hawk’s Clothing, Inc.	1991

Marcia S. Latta(1)	48	Vice President, BGSU Foundation, Inc. &	2009
		Sr Assoc. Vice President for Advancement, BGSU

Steven J. Planson	50	Self-Employed Farmer	2008

Anthony J. Rupp(2)	60	President, Rupp Furniture Co.	2000

David P. Rupp, Jr.(2)(3)	68	Attorney	2001

James C. Saneholtz	63	President, Saneholtz-McKarns, Inc.	1995

Kevin J. Sauder	49	President, Chief Executive Officer,	2004
		Sauder Woodworking Co.

Merle J. Short	69	Chairman, ProMow, Inc.	1987

Paul S. Siebenmorgen(4)	60	President and CEO of the Corporation and	2005
		The Farmers & Merchants State Bank

Steven J. Wyse	65	Private Investor	1991

(1)	Ms. Latta was appointed to the Board of Directors of the Company and The Farmers & Merchants State Bank on January 16, 2009.

(2)	Anthony J. Rupp and David P. Rupp Jr., both of whom are being nominated to the Board of Directors, are brothers.

(3)	David P. Rupp Jr. is an attorney with membership in the law firm of Plassman, Rupp, Short, & Hagans of Archbold, Ohio. The law firm has been retained by the Corporation, and its subsidiaries, during the past twenty years and is to be retained currently.

(4)	Mr. Siebenmorgen became the President and CEO of the Corporation and the Bank effective February 18, 2005. From June, 2004 to February 18, 2005 he was Senior Executive Vice President and Chief Lending Officer of the Bank and was not a member of the Board of Directors of the Corporation or the Bank. Prior to joining the Corporation in June of 2004 Mr. Siebenmorgen was Senior Vice President of Lincoln Bank, Plainfield, Indiana.

Other than the relationship between Mr. Anthony J. Rupp and David P. Rupp, Jr. noted above, there are no family relationships among any of the directors, nominees for election as directors and executive officers of the Corporation.
While it is contemplated that all nominees will stand for election, and the nominees have confirmed this with the Corporation, if one or more of the nominees at the time of the annual meeting should be unavailable or unable to serve as a candidate for election as a director of the Corporation, the proxies reserve full discretion to vote the common shares represented by the proxies for the election of the remaining nominees and any substitute nominee(s) designated by the Board of Directors. The Board of Directors knows of no reason why any of the above-mentioned persons will be unavailable or unable to serve if elected to the Board. Under Ohio law and the Corporation’s Code of Regulations, the thirteen nominees receiving the greatest number of votes will be elected as directors. The attached form of proxy grants to the persons listed in such proxy the right to vote shares cumulatively in the election of directors if a shareholder properly implements cumulative voting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS TO SHAREHOLDERS THE ELECTION OF THE ABOVE-LISTED PERSONS AS DIRECTORS FOR THE CORPORATION
The following table sets forth certain information with respect to the executive officers of the Corporation and the Bank:

Name	Age	Officer Since	Positions and Offices Held With Corporation and the Bank& Principal Occupation Held Past Five Years

Paul S. Siebenmorgen	60	2004	President and CEO (“PEO”)(1)(2)

Barbara J. Britenriker	48	1992	Executive Vice President and Chief Financial Officer (“PFO”)(2), was Senior Vice President until September 2004, was Vice President until April 2002

Todd A. Graham	59	2008	Executive Vice President & Chief Lending Officer

Edward A. Leininger	53	1981	Executive Vice President and Chief Operating Officer, was Senior Commercial Loan Officer until July 2004, and was EVP-Commercial Loans, until April 2001.

Rex D. Rice	51	1984	Executive Vice President and Senior Commercial Banking Director, was Chief Lending Officer until July 2004.

(1)	Mr. Siebenmorgen became the President and CEO effective February 18, 2005. Mr. Siebenmorgen was hired as the Senior Executive Vice President and Chief Lending Officer of the Bank in June 2004.

(2)	The designation PEO means principal executive officer and PFO means principal financial officer under the rules of the SEC.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth the number of shares of common stock beneficially owned at March 01, 2010 by each director and nominee, and all directors and executive officers as a group. As of the date of this Proxy Statement, management is not aware of any person who beneficially owns more than five percent of the Corporation’s common stock.

Beneficial Ownership of
Nominees for Director and	Amount of Shares of Common
Named Executive Officers	Stock Beneficially Owned		Percent of Total
Directors:

Dexter L. Benecke	7,590	(1)	0.16%
Steven A. Everhart	5,377	(2)	0.11%
Robert G. Frey	30,874	(3)	0.65%
Jack C. Johnson	1,340		0.03%
Marcia S. Latta	1,200		0.03%
Steven J. Planson	2,496	(4)	0.05%
Anthony J. Rupp	12,972	(5)	0.27%
David P. Rupp, Jr.	31,100	(6)	0.65%
James C. Saneholtz	2,100		0.04%
Kevin J. Sauder	4,046	(7)	0.08%
Merle J. Short	26,160	(8)	0.55%
Paul S. Siebenmorgen	17,817	(9)	0.37%
Steven J. Wyse	109,895	(10)	2.31%

Executive Officers (other than Mr. Siebenmorgen who is noted above):

Barbara J. Britenriker	3,090	(11)	0.07%
Todd A. Graham	700	(12)	0.01%
Edward A. Leininger	6,620	(13)	0.14%
Rex D. Rice	3,917	(14)	0.08%
Directors and Executive Officers as a Group (17 persons)	263,594		5.53%

(1)	Includes 1,945 shares held in a trust, of which Mr. Benecke is one of the trustees, 605 shares of common stock owned jointly with Mr. Benecke’s spouse and 1,439 shares of common stock owned by his Spouse in trust.

(2)	All shares of common stock are owned jointly with Mr. Everhart’s spouse.

(3)	Includes 600 shares of common stock owned individually by Mr. Frey’s spouse.

(4)	Includes 1,199 shares of common stock owned jointly with Mr. Planson’s spouse.

(5)	Includes 6,386 shares of common stock owned individually by Mr. Rupp’s spouse.

(6)	Includes 3,700 shares owned by a church of which Mr. Rupp serves on the endowment committee (of which Mr. Rupp disclaims beneficial ownership and which shares are also included as shares owned by Mr. Siebenmorgen).

(7)	Includes 2,023 shares of common stock owned individually by Mr. Sauder’s spouse.

(8)	Includes 11,980 shares of common stock owned individually by Mr. Short’s spouse, and 4,000 shares of common stock held in a trust.

(9)	Includes 2,322 shares of common stock owned jointly by Mr. Siebenmorgen with his spouse, 3,700 shares owned by a church of which Mr. Siebenmorgen serves on the endowment committee (of which Mr. Siebenmorgen disclaims beneficial ownership and which shares are also included as shares owned by David Rupp), and 2,800 shares representing restricted stock awards issued pursuant to the Corporation’s Long Term Incentive Plan, 800 of which vest on August 17, 2010 and 1000 shares of which vest on August 15, 2011.

(10)	Includes 54,795 shares of common stock owned individually by Mr. Wyse’s spouse and 1,452 shares owned in trusts of which Mr. Wyse is co-trustee.

(11)	Includes 1,640 shares of common stock owned jointly with Ms. Britenriker’s spouse and 1,450 shares representing restricted stock awards issued pursuant to the Corporation’s Long Term Incentive Plan, 450 of which vest on August 17, 2010, and 500 shares of which vest on August 15, 2011.

(12)	700 shares representing restricted stock awards pursuant to the Corporation’s Long Term Incentive Plan, 200 of which vest on August 15, 2011.

(13)	Includes 5,250 shares of common stock owned jointly with Mr. Leininger’s spouse and 1,370 shares representing restricted stock awards issued pursuant to the Corporation’s Long Term Incentive Plan, 370 of which vest on August 17, 2010, and 500 shares of which vest on August 15, 2011.

(14)	Includes 2,647 shares of common stock owned jointly with Mr. Rice’s spouse and 1,270 shares representing restricted stock awards issued pursuant to the Corporation’s Long Term Incentive Plan, 370 of which vest on August 17, 2010, and 400 shares of which vest on August 15, 2011.

Committees of the Board of Directors
The following table summarizes the membership of the Board of Directors as of December 31, 2009 and each of its committees, and the number of times each met during 2009.

Nominating/
Corporate
			Compensation	Governance
	Board	Audit Committee	Committee	Committee
Dexter L. Benecke	Member	Member	Member
Steven A. Everhart	Member	Member	Member
Robert G. Frey	Member			Member
Jack C. Johnson	Member		Member
Marcia S. Latta(1)	Member			Member
Steven J. Planson	Member
Anthony J. Rupp	Member			Member
David P. Rupp Jr.	Member		Member
James C. Saneholtz	Member	Member
Kevin J. Sauder	Member			Member
Merle J. Short	Member	Member		Member
Paul S. Siebenmorgen	Member
Steven J. Wyse	Member		Member	Member

Number of Meetings In 2009	8	12	4	2

(1)	Ms. Latta became a member of the Board of Directors effective January 16, 2009.
The directors of Farmers & Merchants Bancorp, Inc. are also the directors of The Farmers & Merchants State Bank. The Corporation’s Board of Directors met 8 times during 2009 whereas the Board of Directors of the Bank met 13 times in 2009.
During 2009, each director attended 75% or more of the total meetings of the Board and the committees on which they served (held during the period that each served as a director) of the Corporation and Farmers & Merchants State Bank, the primary operating subsidiary of the Corporation.
The Board of Directors of the Corporation’s bank subsidiary has an Executive Salary Committee that also acts as the Compensation Committee for the Corporation, which committee is responsible for establishing salary levels and benefits for its executive officers. In determining the compensation of the executive officers of the Corporation’s subsidiaries, the subsidiaries have sought to create a compensation program that relates compensation to financial performance, recognizes individual contributions and achievements, and attracts and retains outstanding executive officers.
The Corporation has a Nominating and Corporate Governance Committee which is responsible for any recommendations to the full Board of Directors of proposed Amendments to the Corporation’s Articles of Incorporation.

The Corporation also has an Audit Committee established in accordance with 15 U.S.C. 78c(a)(58)(A). The function of the Audit Committee is to review the adequacy of the Corporation’s system of internal controls, to investigate the scope and adequacy of the work of the Corporation’s independent public accountants and to recommend to the Board of Directors a firm of accountants to serve as the Corporation’s independent public accountants.
Corporate Governance
Starting in 2003, the Corporation reviewed its corporate governance policies as a matter of good business practices and in light of the passage of the Sarbanes-Oxley Act of 2002 (“Sarbanes Oxley”) and regulations promulgated by the Securities and Exchange Commission (“SEC”) and listing standards adopted by NASDAQ. While the corporate governance requirements set forth in the NASDAQ listing standards are not applicable to the Corporation because it is not listed on NASDAQ, the Corporation decided to implement most of those corporate governance policies to encourage appropriate conduct among the members of its Board of Directors, officers and employees and to assure that the Corporation operates in an efficient and ethical manner.
In consideration of the size, complexity, and nature of the Corporation’s business, the Board of Directors and Corporate Governance and Nominating Committee have chosen to establish separate positions for the President and the Board Chairman in order to maintain a separation of power and duties to further strengthen the governance structure. The Board Chairman is a non-employee, outside director who is not directly involved with the daily operations of the Corporation. Thus, the Board Chairman is able to focus attention on corporate structure and future direction. The Board Chairman serves as the leader of the Board of Directors, presiding over full board meetings and ensuring full accountability for the shareholders’ interests. Effectively monitoring the decisions and actions of management is one of the primary roles of the Board of Directors. The President is a bank insider providing management and leadership for ongoing operations of the Corporation who is also accountable to the Board of Directors. Succession plans exist for the Board Chairman and President, as well as Vice-Chairman of the Board.
Committee Charters and Board Independence
The Board of Directors has adopted charters for the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The members of each of these three committees are currently, and under the terms of the respective charters, will continue to be “independent” pursuant to standards adopted by NASDAQ. Further, the Board of Directors has determined that under the NASDAQ “independence” standards, a majority of the members of the Board of Directors are currently independent. In reviewing the independence of members, the Board of Directors took into account the transactions disclosed under the caption Director Independence and Related Party Transactions appearing in this proxy. In making this determination, the Board has concluded that a majority of the members of the Board have no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Copies of the charters for each of these committees are available on the Bank’s website (www.fm-bank.com), and are available upon request from the Corporation. Shareholders desiring a paper copy of one or all of the charters should address written requests to Ms. Lydia A. Huber, Secretary of Farmers & Merchants Bancorp, Inc., 307 North Defiance Street, Archbold, Ohio 43502.

Code of Conduct and Ethics
The Board of Directors has adopted a Code of Business Conduct and Ethics (the “Code”). The Code applies to all officers, directors and employees of the Corporation and the Bank. The administration of the Code has been delegated to the Audit Committee of the Board of Directors, a committee comprised entirely of “independent directors.” The Code addresses topics such as compliance with laws and regulations, honest and ethical conduct, conflicts of interest, confidentiality and protection of Corporation assets, fair dealing and accurate and timely periodic reports, and also provides for enforcement mechanisms. The Board and management of the Corporation intend to continue to monitor not only the developing legal requirements in this area, but also the best practices of comparable companies, to assure that the Corporation maintains sound corporate governance practices in the future.
A copy of the Corporation’s Code is available on the website of the Bank (www.fm-bank.com). In addition, a copy of the Code is available to any shareholder free of charge upon request. Shareholders desiring a copy of the Code should address written requests to Ms. Lydia A. Huber, Secretary of Farmers & Merchants Bancorp, Inc., 307 North Defiance Street, Archbold, Ohio 43502, and are asked to mark Code of Business Conduct and Ethics on the outside of the envelope containing the request.
Nominations for Members of the Board of Directors
As noted above under “Corporate Governance”, the Corporation established a Nominating and Corporate Governance Committee. The current members of the committee all are “independent” directors (as defined by NASDAQ). The Nominating and Corporate Governance Committee has developed a policy regarding the consideration of nominations for directors by shareholders. The policy is posted on the Bank’s website for review by shareholders. As outlined in its policy, the Nominating and Corporate Governance Committee will consider nominations from shareholders, although it does not actively solicit such nominations. Proposed nominations should be addressed to Chairman of the Nominating and Corporate Governance Committee of Farmers & Merchants Bancorp, Inc., 307 North Defiance Street, Archbold, Ohio 43502. Such nominations must include a description of the specific qualifications the candidate possesses and a discussion as to the effect on the composition and effectiveness of the Board. The identification and evaluation of all candidates for nominee to the Board of Directors are undertaken on an ad hoc basis within the context of the Corporation’s strategic initiatives at the time a vacancy occurs on the Board. In evaluating candidates, the committee considers a variety of factors, including the candidate’s integrity, independence, qualifications, skills, experience (including experiences in finance and banking), familiarity with accounting rules and practices, and compatibility with existing members of the Board. Other than the foregoing, there are no stated minimum criteria for nominees, although the committee may consider such other factors as it may deem at the time to be in the best interest of the Company and its shareholders, which factors may change from time to time.
To maintain a diverse mix of individuals, primary consideration is given to the depth and breadth of their business and civic experience in leadership positions, as well as their ties to the Farmers & Merchants Bancorp, Inc.’s markets. The Board of Directors completes an annual self evaluation. The Corporate Governance and Nominating Committee annually review the results of the directors’ self-evaluation to further assess independence, attendance, qualifications, and overall performance. Final results of the self-evaluation are shared with the full Board of Directors.

As currently comprised, the Board of Directors is a diverse group of individuals who are drawn from various market sectors and industry groups with a presence in the Farmers & Merchants Bancorp, Inc.’s markets. Board members are individuals with knowledge and experience who serve and represent the corporation’s geographic footprint throughout the counties and communities served, as well as the broader region. Current board representation provides a background in agriculture, construction, finance, manufacturing, retail, commercial, and education. The expertise of these individuals covers accounting and financial reporting, corporate management, strategic planning, business acquisitions, marketing, employee compensation and benefits, retail and small business operations, and family farm operations. In addition, gender and generational attributes further broaden the diversity of the full board. What follows is a brief description of the particular experience and qualifications of each member of the Corporation’s Board of Directors.
Dexter L. Benecke
▪	Prior to joining the Farmers & Merchants Bancorp, Inc. Board of Directors, Mr. Benecke served on the F&M Archbold Advisory Board. He is a business entrepreneur who has owned and operated different companies providing knowledge and experience of small business operations. These companies were involved in various types of manufacturing lines; provided a truck brokerage and dump truck service; and managed commercial real estate. A life-time resident of Henry County, Ohio, Mr. Benecke graduated from Ridgeville High School, Ridgeville, Ohio, and received a degree in business administration from International Business College. He is actively involved in the local community currently serving as Chief of the Ridgeville Township Fire Department, as well as serving on the Henry County Community Improvement Corporation of Henry County, Ohio Tax Incentive Review Council. A former member of the Ohio Contractors Association, Mr. Benecke also serves as the Secretary/Treasurer of the Henry County Fire Chiefs Association, as treasurer of the Henry County Fire Training Commission, as a member of the Henry County First Investigators Association, and was a past member of the Henry County Hospital Fundraising Committee.
Steven A. Everhart
▪	With a background in public accounting, Mr. Everhart is the Board of Directors’ designated financial expert providing financial expertise to the board structure. As an active Certified Public Accountant, Mr. Everhart worked for Ernst & Young, a large international accounting firm. His experience includes external bank audits and involvement with large corporate mergers and acquisitions. Currently, Mr. Everhart is the Secretary/Treasurer and board member of a multi-state construction group that specializes in highway contracting, bridge building, steel erection, commercial and industrial construction, as well as environmental remediation. His professional duties include all financial activities and financial reporting, audit preparation, budgeting, compensation reviews, and knowledge of government regulatory requirements. He is a long-term resident of northwest Ohio with a Bachelor of Arts degree in business administration from the University of Cincinnati. Current memberships include the Construction Financial Management Association and the Ohio Society of Certified Public Accountants.
Robert G. Frey
▪	Mr. Frey has been the president of a family-owned real estate sales and auction business for over 30 years, in addition to serving as president of a family-owned farm equipment auction business. He has been a licensed auctioneer for 52 years specializing in large and small construction equipment and real estate including farms, residential, and commercial properties. A commercial developer of residential and commercial properties in the Archbold and Bryan, Ohio areas, Mr. Frey also owns and manages farm real estate. He has expertise in valuations of farm estates, buildings, farm equipment, and construction equipment. A life-time resident of Fulton County, Ohio, he is a member of the National Auctioneers Association, National Board of Realtors, and Ohio Auctioneers Association, and the Archbold Rotary Club. For many years, Mr. Frey has conducted charitable benefit auctions throughout the Midwest.
Jack C. Johnson
▪	Mr. Johnson has 35 years’ experience in running an independent retail clothing business with knowledge and understanding of small retail business operations during various economic cycles. His background encompasses the various aspects of running a small business including accounting, finances, purchasing, marketing, payroll, and taxes. Mr. Johnson graduated from Ohio State University with a Bachelor of Science degree in business administration specializing in marketing. A life-time resident of Williams County, Ohio, he is a member of the Bryan Chamber of Commerce and former board member representing the retail division. In addition, he served on the Bryan Advisory Board and is also a member and former president of the Bryan Retail Merchants Association, a graduate of the Hagger Business School, a member of the Men’s Apparel Guild of California, and a member of the Action Sports Retailing Group. Mr. Johnson is a former member of The Doneger Group, a fashion merchandising and consulting group providing apparel retailers with merchandising information and trend analysis for the apparel market segment.
Marcia S. Latta
▪	Ms. Latta is a university administrator currently serving as Interim President of a state university foundation and Interim Vice President for Advancement at a state university. She is a Faculty Chair for the Council for the Advancement and Support of Education Major Gifts Conference and is a frequent presenter on development and board issues. She has a Certified Fund Raising Executive designation along with both an undergraduate and master’s degree in the field of mass communications. Currently, she is pursuing her doctorate in leadership and policy studies. She is a recipient of three national Circle of Excellence Awards from the Council for the Advancement and Support of Education, and has completed the Harvard University’s Graduate School of Education’s Management and Leadership in Education program. Ms. Latta is a former resident of Williams County, Ohio now residing in Wood County, Ohio. She is active in the Northwest Ohio Chapter of the Association of Fund Raising Professionals having served as a past president. Her service on non-profit boards and committees currently include the International Research and Exchange Board of Directors, the St. Thomas More University Parish Executive Development Committee, and the Sauder Historic Village Board.
Steven J. Planson
▪	Prior to joining the Farmers & Merchants Bancorp, Inc. Board of Directors, Mr. Planson served on the F&M Stryker Advisory Board. He has successfully managed a large family farm corporation for 22 years with a primary focus on grain production and processing tomatoes. In addition, he is involved with a family trucking operation. Mr. Planson and his wife were previously named the Ohio Farm Bureau Federation’s Outstanding Young Couple in recognition of their farming operation accomplishments and leadership in the agricultural community. He is a past recipient of Red Gold Master Grower Awards for his tomato growing operation. A life-time resident of Williams County, Ohio and graduate of Stryker High School, Stryker, Ohio, Mr. Planson has served as a Springfield Township Trustee in Williams County, Ohio for the past 16 years. As a Township Trustee, he also served on the Springfield Township Zoning Board. He was a member of the Stryker Farmers Exchange Board for over 20 years, serving as president six of those years. A former board member of the Williams County Farm Bureau and former trustee of the Campbell Soup Tomato Growers Association, Mr. Planson is an active member of the Williams County Farm Bureau, Stryker Chamber of Commerce, Stryker Heritage Council, Stryker Rotary Club, and Friends of Stryker Library.
Anthony J. Rupp
▪	Prior to joining the Farmers & Merchants Bancorp, Inc. Board of Directors, Mr. Rupp served on the F&M Archbold Advisory Board. He has served as President of a family-owned retail furniture business located in Archbold and Bryan, Ohio for the past 36 years. Mr. Rupp is responsible for the management and day-to-day operations of the business. He has Bachelor of Science degree in business administration and has extensive experience and understanding of small business and retail needs. A long-term resident of Fulton County, Ohio, Mr. Rupp is a former elected member of the Archbold Village Council, a current member of the Archbold Area Chamber of Commerce, and a former board member and retail division vice president of the Archbold Area Chamber of Commerce. He is a member and past president of the Archbold Rotary Club.
David P. Rupp, Jr.
▪	Mr. Rupp has been a general practitioner of law for over 44 years and is a partner in a local law firm. He received his undergraduate and juris doctor degree from Ohio State University. Retiring as a Lieutenant Commander, Mr. Rupp was a former JAG Officer in the U.S. Navy Reserve. A trained mediator, Mr. Rupp currently serves as a part-time Magistrate for the Williams County, Ohio Common Pleas Court — General, Juvenile, & Probate Division. He currently serves on the Board of Directors of the Ohio Bar Liability Insurance Company and also serves as Chairman of the Claims Committee. In addition, he is the current Chairman and member of the Archbold United Methodist Church Endowment Committee. As a long-time resident of Fulton County, Ohio, Mr. Rupp served as a former elected member and president of the Archbold Area Schools Board of Education, former board member and president of the Archbold Area Foundation Board, and former trustee and secretary of the Fulton County Health Center Board of Trustees. Past service also includes the Board of Governors of the Ohio State Bar Association, the Fulton County and Northwest Ohio Bar Association past president, and former trustee and president of the Advocates for Basic Legal Equality Board of Trustees.
James C. Saneholtz
▪	Prior to joining the Farmers & Merchants Bancorp, Inc. Board of Directors, Mr. Saneholtz served on the F&M Montpelier Advisory Board. He is a business entrepreneur for over 25 years owning and operating numerous convenience stores and gas stations located in the local market area, in addition to being a supplier of petroleum products throughout northwest Ohio and southern Michigan. Mr. Saneholtz also owns and manages commercial real estate. Due to involvement in the petroleum industry, he is mindful of the business challenges and burden of compliance required by federal and state laws and regulations regarding environmental issues and clean air matters. A long-time resident of Williams County, Ohio, now residing in Steuben County, Indiana, Mr. Saneholtz is a member and past president of the Montpelier Rotary Club. He is a member of the Montpelier Chamber of Commerce, as well as the Chambers of Commerce in the various communities served by his convenience stores and gas stations. He is also a member of the Zenobia Shriners of Northwest Ohio. His company annually sponsors numerous youth leagues, including little league and softball, as well as a bowling league in various communities.

Kevin J. Sauder
▪	Mr. Sauder has been President/CEO for 10 years of a large privately-held, family-run corporation and its subsidiaries. The corporation, which manufactures and markets ready-to-assemble residential and light office furniture sold globally, employs over 2,000 people. Mr. Sauder has a Masters of Business Administration degree from Duke University. He provides knowledge and expertise to the board regarding corporate management, strategic planning, business acquisitions, product marketing, financial turnaround, and employment compensation and benefits. A long-term resident of Fulton County, Ohio, Mr. Sauder is a member of the Archbold Rotary Club and also serves as a board member of the American Home Furnishings Alliance.
Merle J. Short
▪	Mr. Short owned and operated a cash grain and livestock family farm business for over 40 years. He provides knowledge from hands-on experience regarding the farming economy and farm industry challenges. Currently acting in an advisory capacity, Mr. Short is the former Chairman and former President of a small, private company that manufactures and markets reel mower systems for residential and commercial use throughout the United States. Mr. Short also provides knowledge and understanding of manufacturing and product marketing. A life-time resident of Fulton County, Ohio, he is a past board member and former chairman of the Archbold Area Foundation, a former member of the Fulton County Agricultural Stabilization Committee Board, and a current member of the Fulton County Farm Bureau.
Paul S. Siebenmorgen
▪	Mr. Siebenmorgen has spent 25 years in senior management of community banks based in Indiana and Ohio. He is a past recipient of the American Bankers Association Presidential Citation and has experience in managing bank mergers and acquisitions. With a Bachelor of Science and Master’s Degree from Indiana State University, he has graduated from numerous state and national banking schools. Mr. Siebenmorgen currently serves on the Ohio Bankers League Board of Directors. He is member of the Risk Management Association, a professional association that helps members identify and manage the impacts of credit risk, operational risk, and market risk on their businesses and customers. A former elected City Council member and former County Agricultural Extension Agent in Indiana, Mr. Siebenmorgen also served on the Indiana Statewide Certified Development Corporation Committee and was a Community Development Corporation and County Economic Development Commission member in Indiana. He is a former board member and past president of the Archbold Area Chamber of Commerce, Archbold, Ohio and an active member of the Archbold Rotary Club.
Steven J. Wyse
▪	Mr. Wyse is a private investor with an extensive background in manufacturing. His knowledge and expertise provide assistance in understanding and evaluating manufacturing business relationships. He has owned and managed numerous small manufacturing businesses in several industries in the bank’s current market area, as well as outside the immediate area. In addition, he also owns and manages commercial real estate and farm real estate. A life-time resident of Fulton County, Ohio, Mr. Wyse holds an undergraduate degree in business management. He is a former elected member of the Archbold Area Schools Board of Education and a former board member and past president of the Archbold Area Chamber of Commerce, Archbold, Ohio.

The Nominating and Corporate Governance Committee also has been designated by the Corporation’s Corporate Governance Guidelines to receive, review and respond, as appropriate, to communications concerning the Corporation from employees, officers, shareholders and other interested parties that such parties want to address to non-management members of the Board of Directors. Shareholders that want to direct such questions to the non-management members of the Board of Directors should address them to the Chairman of the Nominating and Corporate Governance Committee, Farmers & Merchants Bancorp, Inc., 307 North Defiance Street, Archbold, Ohio 43502.
The Corporation’s Corporate Governance Guidelines also contain a provision stating that it is expected that all members of the Board of Directors shall attend the Annual Meeting of Shareholders. All of the members of the Board of Directors attended the 2008 Annual Meeting of Shareholders with the exception of James Saneholtz.
Risk Oversight
The Board of Directors is responsible for ensuring that an adequate risk management framework is in place and functioning as intended. A clear understanding and working knowledge of the types of risks inherent to the Corporation’s activities is an absolute necessity. The Board has appointed a Risk Committee comprised of the following eight members: the President/CEO, Chief Operating Officer, Chief Financial Officer, Chief Lending Officer, Sr. Commercial Loan Officer, Operations & IT Officer, Office Administrator, and the Risk Management Officer. The Risk Committee is responsible for loss control and day-to-day oversight of the risk management function.
The risk management program focuses risk assessment on ten risk categories, of which nine are described by the Office of Comptroller of the Currency (OCC). The Risk Committee meets monthly and reviews several risk categories each month ensuring all risk categories are reviewed quarterly. Each risk category is assigned a risk rating (High, Moderate, Low) based on the significance of the risk and a risk trend (Increasing, Decreasing, or Stable) is defined. Additional internal bank experts may attend meetings during each quarter to report on a risk category under review and offer recommendations regarding the risk assessment and trend for a particular risk category. Results of the monthly review of risk categories are reported to the Board of Directors each month. In addition, the corporation’s risk position is reported to the Board of Directors quarterly. Risk management reports include the following:
▪	Discussion of the bank’s current overall risk position

▪	Identification of each of the ten categories of risk and the current position of each of these risk categories

▪	Analysis of current position of each risk category

▪	Comparison of actual performance versus expected performance, where appropriate

▪	Identification of results outside of guidance targets and action plans established for issues to be resolved

▪	Recommendations for changes to risk parameters or measurement tools
The board defines risk exposure limits for each risk category, taking into consideration the bank’s strategic goals and objectives, and current market conditions. The board reviews and approves any necessary changes to risk exposure limits after careful consideration of any changes in market conditions or corporate strategy. The board of directors adopts guidelines, through the input of the Risk Committee’s analysis and discussion, regarding the maximum loss exposure the bank is able and willing to assume. At least annually, the Board of Directors reviews and approves the risk management program and policies based on information presented throughout the year from the Risk Committee.

A description of each of the material categories of risk currently monitored by the Risk Committee follows below.
Credit Risk
Credit risk is further addressed in loan proposals presented to the Officer Loan Committee, Directors Loan Committee, the Loan Review Committee, and the Board of Directors. Regardless of whether a new loan request or annual loan relationship review, each loan proposal has an assigned Risk Rating, which grades credit risk based on credit factors, collateral adequacy, and financial strength of the loan relationship. Decisions on loan approvals are made based on the most complete up-to-date information available. The defined Loan Risk Ratings are designed to cover a broad range of customers, so dominant risk characteristics determine the rating assigned. In some instances, additional requirements may be necessary to reduce risk or credit exposure, or to improve relationship profitability.
Interest Rate Risk
Interest rate risk is a large component of asset/liability management and is managed within the overall asset/liability framework. The principal objectives of asset/liability management are to manage sensitivity of net interest spreads and net income to potential changes in interest rates. Funding positions are kept within predetermined limits designed to ensure that risk-taking is not excessive and that liquidity is properly managed. The Board of Directors seeks to address interest rate and non-interest income risk tolerances and, thereby, control risks. Goals are (1) to increase the dollar of net interest margin at a growth rate consistent with the growth rate of total assets and, given fluctuations in the external interest-rate environment, (2) to minimize fluctuations in net interest margin as a percentage of earning assets.
This type of risk focuses on the economic scenarios relative to the value of the bank in the current interest rate environment, and the sensitivity to that value from changes in interest rates. Repricing risk, basis risk, yield curve risk, and options risk are types of interest risk to be considered. Interest rate risk occurs due to differences between the timing of rate changes and the timing of cash flows (repricing risk); from changing rate relationships among different yield curves affecting bank activities (basis risk); and from changing rate relationships across the range of maturities (yield curve risk); and from interest-related options embedded in bank products (options risk). Interest risk considerations typically include the effect of a change in interest rates on both the bank’s accrual earnings and the market value of portfolio equity.
Interest rate sensitivity refers to the bank’s capability and/or need to react to actual and forecast interest rates and yields in the money and capital markets as well as in the local competitive environment. The magnitude of these gains or losses depends on the severity and timing of the market changes and on the ability to adjust. The ability to adjust is controlled by the remaining time to maturity of fixed-rate contracts, customer actions, and the existence of contracts that provide for rate adjustments prior to maturity. Analysis of interest rate sensitivity in the form of a net interest rate shock is employed. In performing interest rate shock analysis, financial forecasting and simulation are used to anticipate the impact of forecast interest rates and evaluate the potential risk of alternative interest rates. This policy is implemented by first producing a current forecast of balance sheet volumes and net earnings for the twelve-month forecast horizon. The second step is for six alternative simulations to be prepared to test the forecast’s sensitivity to interest-rate shocks and changes in the shape of the treasury yield curve. The four alternative simulations are +/- 100 , +/- 200, and +/- 300 basis point shift. After each alternative simulation, the forecast net interest income for the twelve-month period and the present value of equity at the end of the historical period are compared to the net interest income and present value of equity produced by the alternative simulation. The percent changes in net interest income and present value of equity is then compared to management’s guideline targets. However, neither of financial forecasting or simulation adequately forecasts the impact of potential changes in interest rates on net interest income. A yearly forecast of balance sheet volumes and net earnings is relied upon as a basis for asset liability decisions. Each forecast is subject to testing for alternative interest rate possibilities to evaluate the risk inherent in management’s plans. The alternative interest rate possibilities are (1) a 200 basis point change in average interest rates, or (2) a more gradual change in average interest rates. Management believes the first method (instant change) would portray the worst case scenario as an impact on net interest earnings. Therefore, method 1 is used in the interest rate shock analysis.
Compliance Risk
Compliance risk is monitored within the structure of the compliance risk management program. Operating in compliance with laws, rules, regulations, and related accepted industry standards enhances the reputation, strategic goals and objectives, and operations of the Corporation. Compliance risk attempts to evaluate and identify the overall level of compliance risk by measuring and defining the areas of risk for a designated law, rule, or regulation. Defined risk factors within three separate risk categories determine the compliance risk assigned to each law, rule, or regulation. Various factors can increase or decrease the risk of non-compliance. Compliance risk assessment is conducted with key business lines, departments, and functional areas. Compliance risk assessment results are reported to the Risk Committee. In addition to the compliance risk assessment conducted for the Bank Secrecy Act (BSA), further risk assessments for BSA, Anti-Money Laundering (AML), Customer Information Program (CIP), and Office of Foreign Assets Control (OFAC) are conducted by the BSA/OFAC Team with the quantified results reported at least annually to the Board of Directors. These risk assessments focus on risk factors due to bank size, market presence, complexity of operations, types of customers, types of products, account opening or access methods, and past experience.
Financial Reporting Internal Controls
The Sarbanes-Oxley Act of 2002 (SOX) introduced broad and challenging financial management and disclosure regulations. Non-compliance with SOX regulations has serious consequences. As an accelerated SEC filer, the requirements of section 404 of the Sarbanes-Oxley Act are applicable. Section 404 requires companies to maintain internal controls and procedures for financial reporting. Management conducts an on-going review of key financial controls over financial reporting that ensure the accuracy of financial statements and entity-level controls that ensure compliance with the Committee of Sponsoring Organizations (COSO) internal control framework requirements. The review includes discussions with employees, process demonstrations, and detail transaction testing to determine that controls are properly designed and operating effectively. The corporation’s external auditor conducts its own SOX review independent of management’s review. Both management and external audit issue an opinion for both the design and operating effectiveness of the key controls over financial reporting. Results of both SOX reviews are reported to the Board of Directors.
Information Security
In conformance with Gramm-Leach-Bliley Act requirements regarding safeguarding and protecting customer information, an Information Security Risk Assessment is conducted at least annually by Risk Management. A risk analysis is performed to evaluate current processes, identify information assets, and determine the adequacy of the safeguarding and protection of confidential customer information collected and maintain. For each information asset identified, the criticality of the asset, the threats to the defined asset, the likelihood of compromise of the asset, the business impact if an asset is compromised, and an overall risk rating for each asset are defined. The results of this assessment are reviewed with the IS Steering Committee and the Risk Committee and reported at least annually to the Board of Directors.

Vendor Management
The Board of Directors bears ultimate responsibility to ensure an effective vendor management program has been implemented for proper oversight of outsourced relationships. Management is charged with responsibility to determine the necessary course of action to develop and maintain a comprehensive vendor management program. Management has elected the Operations and Information Technology Officer to chair this subcommittee and supervise overall management of the vendor management program. This individual reports directly to the IS Steering Committee and management. The Senior Operations Officer is the focal point for vendor management standards established by the IS Steering Committee and is responsible for implementation of procedures relating to vendor management. A vendor relationship subcommittee has been established to provide assistance and promote appropriate oversight of third party vendors and service providers, especially technology service providers, who provide products, services, and support for other such activities. Current subcommittee members consist of the Risk Management Officer, the Operations and Information Technology Officer, the Senior Operations Officer, and the Assistance Compliance Director. The vendor management program is used to identify, measure, monitor, and control the risks associated with outsourcing arrangements. Outsourced relationships are addressed from an end to end perspective. The vendor management process reviews and evaluates the internal controls, maintenance and upkeep of an outsourced product or system, and the financial condition of third party vendors or service providers prior to selection for a new product or service, or as a condition for continued support of products and services. Third party vendors and service provider relationships are ranked by risk (High, Moderate, Low) annually as part of subcommittee’s ongoing efforts. Rankings are based on the residual risk of the relationship after analyzing the quantity of risk relative to the controls over those risks. Relationship with high risk ratings receive more frequent and stringent monitoring for due diligence, performance (financial and/or operational), and independent control validation reviews.
Management and the Board of Directors use oversight and monitoring of documentation when renegotiating contracts, as well as developing contingency planning requirements. Third party vendors and service providers may be required to sign a formal confidentiality and non-disclosure agreement. Such an agreement binds these parties to the same standards and level of data confidentiality and controls as those adhered to by the corporation. High risk third party vendors and service providers may be required to provide proof of bonding or insurance. The Operations and Information Technology Officer periodically reports to the Board of Directors providing an update on the status of the vendor management program along with any significant changes or recommendations to the program.
Information Technology Risk
Information Technology (IT) risk focuses on information and information systems, especially the most critical and vital information assets. Without reliable and properly secured information systems, business operations could be severely disrupted. Likewise, the preservation and enhancement of the corporation’s reputation is directly linked to the way in which both information and information systems are managed. Maintaining an adequate level of security is one of several important aspects of managing IT risk. Internal Audit conducts an annual Information Technology Audit via a co-sourcing agreement with a third party external auditor. The objective of the IT audit is to evaluate the effectiveness and efficiency of operations, test the reliability of data and IT controls, and assess compliance with applicable laws, regulations, guidance, and industry best practices. The methodology for the audit process is COBIT 4.1 (Control Objectives for Information Technology) which is published in the Information Systems Audit and Control Association. The audit process focuses on the technology infrastructure and the systems and applications which are critical or involve customer information, and related controls. Control areas reviewed address Information Technology Management, Information

Technology Operations, and Information Technology Security. Risk assessment and technical testing is conducted to evaluate control areas and determine compliance with the Federal Financial Institutions Examination Council (FFIEC) IT Audit guidelines. Results of the IT Audit are reviewed with the IS Steering Committee and management. For any exceptions identified, a responsible party is assigned and action plans are developed to address corrective measures. The final results of the IT Audit are reviewed with the Board Audit Committee. The status of unresolved audit issues is reported to both management and the Board Audit Committee.
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Audit Committee Report
The Audit Committee of the Board of Directors submits the following report on the performance of its responsibilities for the year 2009. The purposes and responsibilities of the committee are elaborated in the committee charter. The Board of Directors has determined that Steven A. Everhart, one of the members of the Audit Committee, is a “financial expert” as defined under the regulations promulgated under the Sarbanes-Oxley Act discussed above. Mr. Everhart and all of the other members of the Audit Committee have been determined by the Board of Directors to be “independent” under the listing standards adopted by the NASDAQ Stock Market.
Management of the Corporation has primary responsibility for the financial statements and the overall reporting process, including the Corporation’s system of internal controls. The independent auditors are responsible for performing an independent audit of the Corporation’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB/United States). This audit serves as a basis for the auditors’ opinion in the annual report to shareholders addressing whether the financial statements fairly present the Corporation’s financial position, results of operations and cash flows. The Audit Committee’s responsibility is to monitor and oversee these processes.
In reviewing the independence of the Corporation’s outside auditors, the committee has received from Plante & Moran, PLLC the written disclosures and a letter regarding relationships between Plante & Moran, PLLC and its related entities and the Corporation and its related entities and has discussed with Plante & Moran, PLLC its independence from the Corporation as required by the applicable requirements of the PCAOB. As part of this review, the committee considered whether the non-audit services provided by Plante & Moran, PLLC to the company during 2009 were compatible with maintaining Plante & Moran, PLLC’s independence.
In fulfilling its responsibilities relating to the Corporation’s internal controls, accounting and financial reporting policies and auditing practices, the committee has reviewed and discussed with management and Plante & Moran, PLLC the Corporation’s audited financial statements for 2009. In this connection, the committee has discussed with Plante & Moran, PLLC its judgments about the quality, in addition to the acceptability, of the Corporation’s accounting principles as applied in its financial reporting, as required by Statement on Auditing Standards No. 61. Based on these reviews and discussions, the committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on SEC Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.
Respectfully submitted by the members of the Audit Committee:
Steven A. Everhart, Chairman
Dexter L. Benecke
James C. Saneholtz
Merle J. Short
Selection of Auditors/Principal Accounting Firm Fees
The firm of Plante & Moran, PLLC, (“Plante & Moran”) independent registered public accountants, has been retained by the Audit Committee on behalf of the Corporation as auditors of the Corporation and its subsidiaries for the current year. Plante & Moran was engaged to provide independent audit services for the Corporation and its subsidiaries and to provide certain non-audit services including advice on accounting, tax and reporting matters. The Board of Directors expects that a representative of Plante & Moran will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. The Board of Directors has reappointed the firm of Plante & Moran to be auditors of the Corporation and its subsidiaries for the calendar year ending December 31, 2010. The Corporation has been advised by Plante & Moran that no member of that firm has any financial interest, either direct or indirect, in the Corporation or its subsidiaries, other than as a depositor, and it has no connections with the Corporation or its subsidiaries in any capacity other than that of public accountants.
Plante & Moran billed the aggregate fees shown below for audit, audit related matters, tax and other services rendered to the Corporation and its subsidiaries for the years 2008 and 2009. Audit fees include fees billed in connection with the audit of the Corporation’s annual financial statements, fees billed for the review of the unaudited financial statements contained in the Corporation’s periodic reports on Form 10-Q, as filed with the Securities and Exchange Commission and assistance in compliance with the internal control requirements mandated by Section 404 of Sarbanes-Oxley. Audit related fees include FHLB collateral audit services and accounting assistance in connection with the acquisition of Knisely Bank, and consulting on other accounting matters. Tax consulting services included assistance regarding franchise tax and federal income tax planning.
Plante & Moran and its affiliates billed the following amounts to the Corporation and its subsidiaries during 2008 and 2009, respectively for audit, audit related fees, tax fees and all other fees:

	Plante & Moran – 2008	Plante & Moran – 2009
Audit fees	$180,600	$208,950

Audit Related fees	$9,025	$6,200

Tax fees	$19,000	$22,400

All other fees	-0-	-0-

TOTAL	$208,625	$237,550
The Audit Committee of the Corporation considered and concluded that the provision for non-audit services by Plante & Moran, PLLC and its affiliates was compatible with maintaining the independent auditors’ independence. The Audit Committee of the Corporation will pre-approve all services to be provided to the Corporation by Plante & Moran. All the services noted above were approved by the Audit Committee.
Compensation Discussion and Analysis
Introduction. The Compensation Committee administers our executive compensation program. The committee, which is composed entirely of independent directors, is responsible for reviewing and determining executive officer compensation, for evaluating the President and Chief Executive Officer, for overseeing the evaluation of all other officers and employees, for administering our incentive compensation programs (including the equity incentive plan), for approving and overseeing the administration of our employee benefits programs, for providing insight and guidance to management with respect to employee compensation, and for reviewing and making recommendations to the Board with respect to director compensation. The President and Chief

Executive Officer participates with respect to decisions concerning other executive officers of the Corporation.
The Compensation Committee operates under a charter adopted by the Board of Directors. The Compensation Committee annually reviews the adequacy of its charter and recommends changes to the Board for approval. The Compensation Committee meets at scheduled times during the year and also acts upon occasion by written consent. The chair of the committee reports on committee activities and makes committee recommendations at meetings of the Board of Directors.
Compensation Philosophy. Our executive compensation programs seek to achieve and maintain equity with respect to balancing the interests of shareholders and executive officers, while supporting our need to attract and retain competent executive management. The Compensation Committee has developed an executive compensation policy, along with supporting executive compensation plans and programs, which are intended to attain the following objectives:
▪	Support a pay-for-performance policy that rewards executive officers for corporate performance.

▪	Motivate executive officers to achieve strategic business goals.

▪	Provide competitive compensation opportunities critical to the Corporation’s long-term success.
The committee collects and analyzes comparative executive compensation information from relevant peer groups, approves executive salary adjustments, recommends executive discretionary incentive/bonus plans, and administers the Corporation’s long term incentive compensation plan. Additionally, from time to time, the committee reviews other human resource issues, including qualified and non-qualified benefits, management performance appraisals, and succession planning.
The committee uses comparisons of competitive executive pay practices taken from banking industry compensation surveys and, from time-to-time, consultation with independent executive compensation advisors. Peer groups and competitive compensation practices are determined using executive compensation packages at bank holding companies and subsidiaries of comparable size to the Corporation and its subsidiary.
There are five components of the compensation program for all executive officers of the Corporation’s subsidiary, The Farmers & Merchants State Bank (the “Bank”), a base salary component and a discretionary cash incentive component, which is determined by the Board of Directors each year, a Restricted Stock Award determined by the Board of Directors at mid-year and the profit sharing and health and welfare benefit plans participated in by all employees.
In making its decisions regarding annual salary adjustments, the committee reviews quantitative and qualitative performance factors as part of an annual performance appraisal. These are established for each executive position and the performance of the incumbent executive is evaluated annually against these standards. This appraisal is then integrated with market-based adjustments to salary ranges to determine if a base salary increase is merited.
The committee also administers the cash incentive program and the long term equity incentive compensation plan of the Corporation. Cash and equity is at-risk compensation. Awards are recommended by the committee to the Board of Directors when, in the judgment of committee members, such awards are justified by the performance of executive officers in relation to the performance of the Corporation.
The accounting and tax treatment of particular forms of compensation do not materially affect the committee’s compensation decisions. However, the committee evaluates the effect of such accounting and tax treatment on an ongoing basis and will make appropriate modifications to its compensation policies where appropriate.
Components of Compensation. The elements of total compensation paid by the Corporation to its senior officers, including the President and Chief Executive Officer (the “CEO”) and the other executive officers identified in the Summary Compensation Table which appears following this Compensation Discussion and Analysis (the CEO and the other executive officers identified in that Table are sometimes referred to collectively as the “Named Executive Officers”), include the following:
▪	Base salary;

▪	Awards under our cash-based incentive compensation program;

▪	Awards under our long term equity incentive compensation plan;

▪	Benefits under our Profit Sharing Plan; and

▪	Benefits under our health and welfare benefits plans.
Base Salary. The base salaries of the Named Executive Officers are reviewed by the committee annually as well as at the time of any promotion or significant change in job responsibilities. The committee reviews peer group data to establish a market-competitive executive base salary program, combined with a formal performance appraisal system that focuses on awards that are integrated with strategic corporate objectives. Salary income for each Named Executive Officer for calendar year 2009 is reported in the “Salary” column 1 of the Summary Compensation Table, which appears following this Compensation Discussion and Analysis.
Incentive Cash Compensation. The Corporation has established a cash bonus plan. The cash incentive for executive officers under this plan is based on two criteria. The first is return on average assets (“ROA”) of the Bank. If the ROA of the Bank equals the targeted ROA of 1%, the executive officer receives the full cash incentive established. The targeted goal of ROA is based on reviewing the five and ten year history and averages of the Bank along with peer, industry and other information requested by the compensation committee. The calculated ROA is inclusive of the cost of the incentive. The full cash incentive under this criterion is equivalent to 30% of base salary for the chief executive officer and 20% of base salary for the remaining executive officers. Should the ROA exceed 1%, the incentive paid would be prorated. If the ROA of the Bank is equal to .75%, the projected budget of the Bank, fifty percent of the incentive is paid. If the ROA is between .75% and 1%, the incentive is paid on a prorated basis. At a ROA of .70%, a forty percent payout is made. Again, with a ROA between .70% and .75%, the payout is prorated. Should the ROA be below .70%, no cash incentive is paid under this computation; incentive compensation would then be paid under the same terms as all employees of the Bank. The above percentages for 2009 incentive are to be paid in the first quarter of 2010. The ROA for the Bank on which the incentive was based in 2009 was .79%. The target percentages along with budget and base may be adjusted for 2010.

The second criterion used in determining the cash incentive to be paid to executive officers is earnings per share (“EPS”) of the Corporation. A table of percentages and earnings per share were compiled with the full incentive of 10% of base pay paid to all executive officers should an EPS of $1.50 be reached. EPS of the Corporation was predicted to be $1.33. Under this criterion, an EPS of $1.39 for 2009 resulted in a prorated payout of 78% of total goal or 7.8% of base pay.
     In establishing dual incentives for the executive officers of the Bank, the objective of the Corporation is to limit the risk exposure to compensating for short term gains while still recognizing the importance of return to its shareholders each year. Thus more emphasis is placed on rewarding for stable, long term performance through the use of ROA criterion along with a higher percentage of pay at risk. The EPS criterion recognizes a yearly target and focuses on the importance of earnings performance and its impact on maintaining a healthy profitable company from which to pay dividends for shareholders and to maintain and improve the value of their stock. As such, the Company believes it has established a good balance for the incentives for executive management. Given that the target ROA and EPS may be adjusted each year at the Board’s discretion, the Company feels it has established a plan that is beneficial to both its executives and shareholders.
Further discussion of the Bank’s overall incentive plan may be found in the annual report and 10-K.
Incentive Stock Compensation. The Bank uses the grant of stock awards under our long-term equity incentive compensation plan as the primary vehicle for providing long-term incentive compensation opportunities to its officers, including the Named Executive Officers. The Bank has not adopted any specific policy regarding the amount or timing of any stock-based compensation under the plan. The number of shares underlying the award granted to each Named Executive Officer in 2009 is set forth in the Grants of Plan Based Awards Table and the fair value dollar amount, determined on the grant date, for calendar year 2008 and 2009 with respect to each such award is set forth in column (e) of the Summary Compensation Table, each of which appears below. Information concerning the number of stock awards held by each Named Executive Officer as of December 31, 2009 is set forth in the Outstanding Equity Awards at Fiscal Year-End Table, which appears below.
Profit Sharing Plan. The Bank has established a 401(k) profit sharing plan that allows eligible employees to save at a minimum one percent of eligible compensation on a pre-tax basis, subject to certain Internal Revenue Service limitations. The Bank will match 50% of employee 401(k) contributions up to four percent of total eligible compensation. In addition the Bank may make a discretionary contribution from time to time as is deemed advisable. A participant is 100% vested in the participant’s deferral contributions. A six-year vesting schedule applies to employer discretionary contributions and employee matching contributions. In order to be eligible to participate, the employee must be 21 years of age, have completed six months of service, work 1,000 hours in the plan year and be employed on the last day of the year. Entry dates have been established at January 1 and July 1 of each year. The plan calls for only lump-sum distributions upon either termination of employment, retirement, death or disability. The Corporation’s contribution to the plan made on behalf of the Named Executive Officers is included under the “All Other Compensation” column in the Summary Compensation Table.
Health and Welfare Benefits. The Corporation provides healthcare, life and disability insurance and other employee benefits programs to its employees, including its senior officers. The committee is responsible for overseeing the administration of these programs and believes that its employee benefits programs should be comparable to those maintained by other members of the relevant peer groups so as to assure that the Corporation is able to maintain a competitive position in terms of attracting and retaining officers and other employees. Except for our Executive Survivor Income Agreement, our employee benefits plans are provided on a non-discriminatory basis to all employees.
The Corporation has entered into an Executive Survivor Income Agreement with some of the Named Executive Officers that provides certain death benefits to the executive’s beneficiaries upon his or her death. The agreements provide a pre- and post-retirement death benefit payable to the beneficiaries of the executive in the event of the executive’s death. The Corporation has purchased life insurance policies on the lives of all participants covered by these agreements in amounts sufficient to provide the sums necessary to pay the beneficiaries. The actual gross death benefit amounts payable under this plan are disclosed under Payments and Benefits in Connection with Termination or Change-in-Control.
2009 Executive Officer Compensation. For 2009 the executive officers named in the Summary Compensation Table received salaries that were intended to maintain their compensation at a competitive level.
Adjustments in 2009 base salary were based upon each Named Executive Officer’s annual performance review, an annual review of peer compensation, and the overall performance of the company. These adjustments are consistent with the company’s salary budget which is approved by the compensation committee and becomes part of the overall budget approved annually by the Board of Directors.
The Corporation provides a reasonable level of personal benefits, and perquisites to one or more named executive officers to support the business interests of the bank, provide competitive compensation, and to recognize the substantial commitment both professionally and personally expected from executive officers. The aggregate value of perquisites and personal benefits, as defined under SEC rules, provided to each named executive officer is less than the reporting threshold value of $10,000.
As part of its compensation program the Corporation has entered into agreements with some of the Named Executive Officers pursuant to which they will be entitled to receive severance benefits upon the occurrence of certain enumerated events following a change in control. The events that trigger payment are generally those related to termination of employment without cause or detrimental changes in the executive’s terms and conditions of employment. See Employment Contracts and Payments Upon Termination or “Change in Control” below for a more detailed description of these events. The Corporation believes that this structure will help: (i) assure the executives’ full attention and dedication to the company, free from distractions caused by personal uncertainties and risks related to a pending or threatened change in control, (ii) assure the executives’ objectivity for shareholders’ interests, (iii) assure the executives of fair treatment in case of involuntary termination following a change in control, and (iv) attract and retain key talent during uncertain times.

Summary Compensation Table

				Stock	Option	All Other
		Salary	Bonus	Awards	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)	($)(2)	($)
Paul S. Siebenmorgen	2009	293,498	71,089	20,000	-0-	20,670	405,257
President and Chief Executive	2008	282,842	13,890	21,500	-0-	18,266	336,498
Officer (PEO)(3)	2007	223,200	43,845	16,280	-0-	18,361	301,686

Barbara J. Britenriker	2009	160,962	31,227	10,000	-0-	16,917	219,105
Executive Vice President (PFO)	2008	154,923	7,927	10,750	-0-	16,312	189,912
	2007	150,336	22,209	9,158	-0-	16,519	198,222

Todd A. Graham	2009	153,173	29,716	10,000	-0-	10,527	203,416
Executive Vice President	2008	114,327	5,829	4,300	-0-	214	124,670
	2007	-0-	-0-	-0-	-0-	-0-	-0-

Edward A. Leininger	2009	156,808	30,421	10,000	-0-	17,995	215,223
Executive Vice President	2008	151,356	7,745	10,750	-0-	17,404	187,255
	2007	145,974	21,564	7,530	-0-	17,685	192,753

Rex D. Rice	2009	150,577	29,212	10,000	-0-	15,690	205,479
Executive Vice President	2008	145,750	7,458	8,600	-0-	15,956	177,764
	2007	142,692	21,080	7,530	-0-	16,316	187,617
Summary Compensation Table Footnotes:

(1)	Reflects the dollar amount at market value on the grant date of each year in which restricted stock awards were given.

(2)	Includes contributions to the Corporation’s defined contribution profit sharing and 401K plan and certain life insurance premiums paid by the Corporation for the benefit of the Named Executive Officer.

Name	Retirement Contributions ($)	Life Insurance Premiums ($)	Total ($)
Paul S. Siebenmorgen	19,914	756	20,670
Barbara J. Britenriker	16,375	542	16,917
Todd A. Graham	10,009	518	10,527
Edward A. Leininger	17,465	530	17,995
Rex D. Rice	15,180	510	15,690

(3)	Fees paid to Mr. Siebenmorgen as a Director of the Corporation and the Bank (which totaled $11,400 in 2009) are included in the amounts listed above in the salary column.
Narrative Explanation to the Summary Compensation table
Named Executive Officers participate in an annual incentive plan that provides for awards tied to the profit performance of the Corporation during the fiscal year. The amounts set forth in the bonus column represent the awards made under the terms of the Plan for 2009 which will be paid to the respective Named Executive Officer during the first quarter of 2010. The awards under the plan in 2008 were paid out to officers in December of 2008. The awards made under the Plan for 2007 were paid out to the officers in the first quarter of 2008. Refer to the compensation discussion and analysis for a complete explanation of the Plan.

The stock awards reported in the Summary Compensation Table represent the dollar amount valued as of the grant date of restricted stock awards to Named Executive Officers. The grant of restricted stock awards is made on an entirely discretionary basis by the Board of Directors acting upon a recommendation of the compensation committee. The vesting of all of the awards of restricted stock made to date under the terms of the long term equity incentive plan occurs three years following the grant.
The Named Executive Officers are participants in the Farmers and Merchants Profit Sharing and 401(k) plan. The employer contribution amounts for the fiscal year period for each Named Executive Officer included in the all other compensation column of the Summary Compensation Table. Employer contributions under the Plan are structured as a percent of base salary up to statutory compensation limits. Employer contributions for the fiscal-year include Safe-Harbor contributions, matching contributions, and discretionary contributions, applied on a non-discriminatory basis for all Plan participants.
Outstanding Equity Awards at Fiscal Year-End Table

		Market Value of
	Number of Shares	Shares
	or Units	or Units
	of Stock that have	of Stock that have
	not Vested(1)	not Vested(2)
Name and Principal Position	(#)	($)
Paul S. Siebenmorgen, President and CEO (PEO)	2,800	45,696

Barbara J. Britenriker, Executive Vice President (PFO)	1,450	23,664

Todd A. Graham, Executive Vice President	700	11,424

Edward A. Leininger, Executive Vice President	1,370	22,358

Rex D. Rice, Executive Vice President	1,270	20,726

(1)	Vesting dates for reported stock awards are as follows:

	Number of Shares Vesting	Number of Shares Vesting	Number of Shares Vesting
Name	on 8/17/10	on 8/15/11	On 8/21/12
Paul S. Siebenmorgen	800	1000	1000
Barbara J. Britenriker	450	500	500
Edward A. Leininger	370	500	500
Todd A. Graham	-0-	200	500
Rex D. Rice	370	400	500

(2)	Market value based on market price on December 31, 2009, of $16.32

Grants of Plan-Based Awards

			All Other Stock
			Awards:	Grant Date Fair
			Number of	Value of Stock
			Shares of Stock	and Option
		Grant	or Units	Awards
Name and Principal Position	Year	Date	(#)	($)
Paul S. Siebenmorgen, President and CEO (PEO)	2009	8/28/2009	1,000	20,000

Barbara J. Britenriker, EVP (PFO)	2009	8/28/2009	500	10,000

Todd A. Graham, EVP	2009	8/28/2009	500	10,000

Edward A. Leininger, EVP	2009	8/28/2009	500	10,000

Rex D. Rice, EVP	2009	8/28/2009	500	10,000
Narrative Explanation to the Grants of Plan-Based Awards table
The above amounts represent information regarding restricted stock awards made to each of the respective Named Executive Officers during 2009 under the terms of the Corporation’s Long Term Incentive Compensation Plan. The awards vest in full at the expiration of three years of service of the respective officer. The vesting of the awards is accelerated in the event of the death or disability of the officer or upon a change in control.
Post-Employment Compensation/Change of Control Agreements
The Corporation entered into Change in Control Severance Compensation Agreements on November 27, 2007 with its executive officers, Mr. Siebenmorgen, Mr. Leininger, Ms. Britenriker and Mr. Rice. These Agreements, which superseded similar agreements entered into in 2005, provide for payment of an amount equal to one year’s compensation to the executives in the event that their employment is terminated in connection with a “change in control” as defined in the Agreements. No payments will be made in such event if the executive is terminated “for cause.” If a change in control had occurred as of December 31, 2009, this would have resulted in payments to the executives as shown on the following table. In addition to the payment equal to one times their salary, the Agreements also provide for the continuation of health insurance and other benefits, which amounts also are included in the table. Finally, included in the table are amounts that would be payable to the executive or their estate pursuant to individual executive survivor income agreements (“ESIA”). See the section of the Compensation Discussion and Analysis captioned “Components of Compensation — Health and Welfare Benefits” for additional information regarding the ESIA.

	Amount Paid on Change in Control
	(1 x Salary and	Continuation of		Payment on Death or
Name of Executive	Bonus)	Perquisites	Total	Disability Under ESIAs
Paul S. Siebenmorgen	$336,319	$11,089	$347,408	$250,000
Barbara Britenriker	$181,416	14,239	$195,655	$200,000
Edward A. Leininger	$176,718	$11,115	$187,833	$200,000
Rex D. Rice	$169,827	$13,755	$183,582	$200,000
Compensation Committee Report on Executive Compensation
The Compensation Committee is responsible for discharging the responsibilities of the Board with respect to the compensation of executive officers. The Compensation Committee sets performance goals and objectives for the chief executive officer and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the Compensation Committee may retain the services of a compensation consultant and consider recommendations from the chief executive officer with respect to goals and compensation of the other executive officers. The compensation committee assesses the information it receives in accordance with its business judgment. The compensation committee also periodically reviews director compensation. All decisions with respect to executive and director compensation are approved by the compensation committee and recommended to the full board for ratification.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2009 with management. In reliance on the reviews and discussions referred to above, the Compensation Committee recommended to the Board, and the Board has approved, that the CD&A be included in the proxy statement for the year ended December 31, 2009 for filing with the SEC.
By the Compensation Committee of the Board of Directors:
Jack C. Johnson, Chairman
Dexter L. Benecke
Steven A. Everhart
David P. Rupp, Jr.
Kevin J. Sauder
Steven J. Wyse

Director Compensation

Name	Fees Earned or Paid in Cash
Dexter L. Benecke	$18,300
Steven A. Everhart	$20,700
Robert G. Frey	$16,350
Jack C. Johnson	$15,850
Marcia S. Latta	$12,100
Steven J. Planson	$16,350
Anthony J. Rupp	$16,700
David P. Rupp, Jr.	$19,950
James C. Saneholtz	$19,050
Kevin J. Sauder	$15,450
Merle J. Short	$19,550
Steven J. Wyse	$11,950
Director Compensation Discussion
We review the level of compensation of our directors on an annual basis. To determine the appropriateness of the current level of compensation for our directors, we have historically obtained data from a number of different sources including publicly available data describing director compensation in peer companies and survey data collected by members of the Compensation Committee.
Cash compensation is paid to directors in the form of retainers and meeting fees. The standard monthly retainer for board service is $500, with the Chairman receiving a monthly retainer of $800. A $450 fee is paid to a director for each Bank board meeting attended. Fees ranging from $250 to $400 are paid for each committee meeting attended depending upon the demands of the committee. Employee directors are not paid for committee meetings attended.
Director Independence and Related Party Transactions
Director Independence
The Governance Committee of the Board of Directors of the Corporation undertakes a review of director independence annually and reports on its findings to the full board in connection with its recommendation of nominees for election to the Board of Directors. Based upon this review, the Board of Directors has determined that all directors have met the independence standards of Rule 4200(a)(15) of the NASDAQ Marketplace Rules, with the exception of Mr. Siebenmorgen, the current President and Chief Executive Officer.
David P. Rupp, Jr. is an attorney with membership in the law firm of Plassman, Rupp, Short, & Hagans of Archbold, Ohio. The law firm has been retained by the Corporation and its subsidiaries during the past twenty years and is expected to be retained currently.
Transactions with Related Parties
Certain directors, nominees, and executive officers or their associates were customers of and had transactions with the Corporation or its subsidiaries during 2009. Transactions that involved loans or commitments by the Bank were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and did not involve more than the normal risk of collectability or present other unfavorable features. Except for the specific transaction described above, no director, executive officer or beneficial owner of more than five percent of the Corporation’s outstanding voting securities (or any member of their immediate families) engaged in any transaction (other than such a loan transaction as described) with the Corporation during 2009, or proposes to engage in any transaction with the Corporation, in which the amount involved exceeds $120,000.
Review, Approval or Ratification of Transactions with Related Persons
The Corporation’s Code of Ethics and Business Conduct requires that all related party transactions be pre-approved by the Corporation’s Audit Committee. Excepted from that pre-approval requirement are routine banking transactions, including deposit and loan transactions, between our subsidiaries and any related party that are made in compliance with, and subject to the approvals required by, all federal and state banking regulations. In making a determination to approve a related party transaction the Audit Committee will take into account, among other factors it deems appropriate, whether the proposed transaction is on terms no less favorable to the Corporation than those generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the proposed transaction.
Compensation Committee Interlocks and Insider Participation
In 2009 the Compensation Committee members were Jack C. Johnson, Chairman, Dexter L. Benecke, Steven A. Everhart , David P. Rupp, Jr., Kevin J. Sauder and Steven J. Wyse. None of the members of the Board’s Compensation Committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Securities and Exchange Act of 1934. In addition, no executive officer of the Corporation or the Bank serves or has served as a member of the Compensation Committee or Board of Directors of any other company (other than the Bank) which employs any member of the Corporation’s Board of Directors.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s officers and directors, and persons who own more than ten percent of a registered class of the Corporation’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file.
Based solely on review of the copies of such forms furnished to the Corporation, the Corporation believes that during 2009 all Section 16(a) filing requirements applicable to its officers and directors were met, except for the failure of Director Steven Wyse to file one Form 4 in a timely manner regarding the purchase of 2,795 shares on December 4, 2009.
Proposals of Shareholders for Next Annual Meeting
Proposals of shareholders intended to be presented at the 2011 Annual Shareholders’ Meeting must be received at the Corporation’s offices at 307 North Defiance Street, Archbold, Ohio 43502, prior to November 16, 2010 for inclusion in the proxy statement and form of proxy. Proposals from shareholders for next year’s annual meeting received by the Corporation after January 29, 2011 will be considered untimely. With respect to such proposals, the Corporation will vote all shares for which it has received proxies in the interest of the Company as determined in the sole discretion of its Board of Directors. The Corporation also retains its authority to discretionarily vote proxies with respect to shareholder proposals received by the Company after November 16, 2010 but prior to January 29, 2011, unless the proposing shareholder takes the necessary steps outlined in Rule 14a-4(c)(2) under the Securities Exchange Act of 1934 to ensure the proper delivery of proxy materials related to the proposal.
Other Matters
The Board of Directors does not know of any other matters that are likely to be brought before the meeting. However, in the event that any other matters properly come before the meeting, the persons named in the enclosed proxy will vote said proxy in accordance with their judgment on such matters.
A copy of the Corporation’s Annual Report to Shareholders for the year ended December 31, 2009 is enclosed. A copy of the Corporation’s Annual Report on Form 10-K for 2009, with exhibits, as filed with the Securities and Exchange Commission (“2009 10-K”), is available to any shareholder free of charge. Shareholders desiring a copy of the 2009 10-K should address written requests to Ms. Barbara J. Britenriker, Chief Financial Officer of Farmers & Merchants Bancorp, Inc., 307 North Defiance Street, Archbold, Ohio 43502, and are asked to mark “2009 10-K Request” on the outside of the envelope containing the request.

By Order of the Board of Directors

/s/ Lydia A. Huber
Archbold, Ohio March 15, 2010	Lydia A. Huber, Secretary

PROXY
Farmers & Merchants Bancorp, Inc.
ANNUAL MEETING OF SHAREHOLDERS
April 15, 2010
7:00 p.m.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          The undersigned hereby appoints David P. Rupp, Jr., Paul S. Siebenmorgen, Dexter L. Benecke and Merle J. Short, or any one or more of them, with full power of substitution, for me and in my name, place and stead, to vote all the common stock of Farmers & Merchants Bancorp, Inc. registered in the name of the undersigned as of March 1, 2010, with all powers which the undersigned would possess if personally present at the Annual Meeting of Shareholders of Farmers & Merchants Bancorp, Inc. to be held in the Founders Hall at Sauder Village, State Route 2, Archbold, Ohio, on Thursday, April 15, 2010, at 7:00 P.M., (local time), and at any adjournments thereof, and to vote as noted below. By appointing the above named persons as proxy for me, I give them the right to vote cumulatively in the election of directors and to cast the number of votes among the nominees noted below in such proportion as they shall deem appropriate, in their sole discretion, unless I have withheld my vote for any nominee, in which case votes shall not be cast for that person. This proxy revokes all prior proxies given by the undersigned.
          Telephone and Internet Voting Instructions. You can vote by telephone OR Internet 24 Hours a day 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. Your vote is valid when made by phone or through the internet under the Ohio General Corporation Law applicable to the Corporation.
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS INSTRUCTION CARD PROMPTLY IN THE
ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE
INTERNET OR BY TELEPHONE.
(Continued, and to be marked, dated and signed, on the other side)
â                      FOLD AND DETACH HERE                      â

FARMERS & MERCHANTS BANCORP, INC. — ANNUAL MEETING, APRIL 15, 2010
YOUR VOTE IS IMPORTANT!
Annual Meeting Materials are available on-line at:
http://www.fm-bank.com/proxy(5755)fm2009/fm_info.cfm
You can vote in one of three ways:
1.	Call toll free 1-866-598-8811 on a Touch-Tone Phone. There is NO CHARGE to you for this call.
or
2.	Via the Internet at https://www.proxyvotenow.com/fmao and follow the instructions.
or
3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.
PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS
5755

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY FARMERS & MERCHANTS BANCORP, INC.	Annual Meeting of Shareholders April 15, 2010

				Withhold	For All
			For	All	Except
1.	Election of Directors - To elect the following thirteen (13) nominees to the Board of Directors to serve until the Annual Meeting of Shareholders in 2011:		☐	☐	☐

Nominees:
	(01) Dexter L. Benecke	(06) Steven J. Planson	(11) Merle J. Short
	(02) Steven A. Everhart	(07) Anthony J. Rupp	(12) Paul S. Siebenmorgen
	(03) Robert G. Frey	(08) David P. Rupp, Jr.	(13) Steven J. Wyse
	(04) Jack C. Johnson	(09) James C. Saneholtz
	(05) Marcia S. Latta	(10) Kevin J. Sauder

(To withhold authority to vote for a specific nominee(s) write his or her name(s) on the line below)

Please be sure to date and sign this proxy card in the box below.	Date
Shareholder sign above Co-holder (if any) sign above

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.
2.	Other Business - To transact any other business which may properly come before the meeting or any adjournment of it.
     This proxy is solicited by management and confers authority to vote “FOR” the nominees noted above unless otherwise marked. If any other business is presented at the meeting, this proxy shall be voted in accordance with the recommendations of management. All shares represented by properly executed proxies will be voted as directed.
     The Board of Directors recommends a vote “FOR” the directors nominated by the Board of Directors. This proxy may be revoked prior to its exercise by either written notice or personally at the meeting or by a subsequently dated proxy.
     (If signed in a fiduciary capacity, please give full fiduciary title. If signed by a corporation, sign the full corporate name followed by the signature of the duly authorized officer. If signed by an agent, attach the instrument authorizing the agent to execute the proxy or a photocopy thereof.)

Mark here the number of attendees for the Shareholders Dinner at Sauder Village at 6:00 p.m.	☐

Mark here if interested in having an option for future electronic delivery of Annual Report and Proxy Statement.	☐
Mark here for address change and note change	☐

Note: Please sign exactly as your name appears on this Proxy. If signing for estates, trusts, corporations or partnerships, title or capacity should be stated. If shares are held jointly, each holder should sign.

IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

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PROXY VOTING INSTRUCTIONS
Shareholders of record have three ways to vote:
1.	By Mail; or
2.	By Telephone (using a Touch-Tone Phone); or
3.	By Internet.
A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3:00 a.m., April 15, 2010. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone Cal Toll-Free on a Touch-Tone Phone anytime prior to 3:00 a.m., April 15, 2010: 1-866-598-8811	Vote by Internet anytime prior to 3:00 a.m., April 15, 2010 go to https://www.proxyvotenow.com/fmao

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.
ON-LINE ANNUAL MEETING MATERIALS: http://www.fm-bank.com/proxy(5755)fm2009/fm_info.cfm
To Sign Up for Future Electronic Delivery of Annual Report and Proxy Statement,
Please Check Box Above

Your vote is important!